Filed Pursuant to Rule 424(b)(2)
Registration No. 333-195976

PROSPECTUS    SUPPLEMENT

(To Prospectus dated May 28, 2014)

4,600,000 Common Units

Representing Limited Partner Interests

$28.43 per common unit

We are selling 4,600,000 of our common units representing limited partnership interests. We have granted the underwriters an option to purchase up to 690,000 additional common units.

Our common units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “KNOP.” The last reported sale price of our common units on the NYSE on June 23, 2014 was $29.75 per common unit.

Investing in our common units involves risks. You should carefully consider the risk factors described under “Risk Factors” beginning on page S-18 of this prospectus supplement and page 7 of the accompanying prospectus before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$28.4300	$130,778,000
Underwriting discount	$0.9524	$4,381,040
Proceeds, before expenses, to KNOT Offshore Partners LP	$27.4776	$126,396,960

The underwriters expect to deliver the common units on or about June 27, 2014 through the book-entry facilities of The Depository Trust Company.

BofA Merrill Lynch	Citigroup	Barclays

Raymond James	RBC Capital Markets

UBS Investment Bank	Wells Fargo Securities

ABN AMRO	DNB Markets

June 24, 2014

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the common units, and are seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common units and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-i

Prospectus Supplement

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in such registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual and other reports with, and furnish information to, the SEC. You may inspect and copy any document we file with, or furnish to, the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates or from the SEC’s website at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference facilities. You can also obtain information about us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC and incorporated into this prospectus, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2013 filed on April 15, 2014, as amended by Form 20-F/A, filed on May 5, 2014 (“our 2013 Annual Report”);

•	our reports on Form 6-K filed on May 15, 2014, June 3, 2014 and June 23, 2014;

•	all subsequent reports on Form 6-K furnished prior to the termination of this offering that we identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of our common units contained in our registration statement on Form 8-A filed on April 5, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our website at www.knotoffshorepartners.com. You may also make requests for such documents at no cost by writing or calling us at the following address:

KNOT Offshore Partners LP

2 Queen’s Cross

Aberdeen, Aberdeenshire AB15 4YB

United Kingdom

+44 1224 618420

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than its respective date. The information contained in our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any free writing prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, expectations regarding our distribution levels and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements with respect to, among other things:

•	statements about market trends in the shuttle tanker or general tanker industries, including hire rates, factors affecting supply and demand and opportunities for the profitable operations of shuttle tankers;

•	statements about the ability of KNOT Offshore Partners LP and Knutsen NYK Offshore Tankers AS (“KNOT”) to build and retrofit shuttle tankers and the timing of the delivery and acceptance of any such vessels by their respective charterers;

•	our ability to increase cash distributions on our units and the amount of any such increase;

•	our ability to integrate and realize the expected benefits from acquisitions, including our planned acquisitions of the Hilda Knutsen and the Torill Knutsen;

•	our anticipated growth strategies;

•	the effects of a worldwide or regional economic slowdown;

•	turmoil in the global financial markets;

•	fluctuations in currencies and interest rates;

•	general market conditions, including fluctuations in hire rates and vessel values;

•	changes in our operating expenses, including drydocking and insurance costs and bunker prices;

•	our future financial condition or results of operations and future revenues and expenses;

•	the repayment of debt and settling of any interest rate swaps;

•	our ability to make additional borrowings and to access debt and equity markets;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	our ability to maintain long-term relationships with major users of shuttle tonnage;

•	our ability to leverage KNOT’s relationships and reputation in the shipping industry;

•	our ability to purchase vessels from KNOT in the future;

•	our continued ability to enter into long-term charters, which we define as charters of five years or more;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term charter;

•	timely purchases and deliveries of newbuilds;

•	future purchase prices of newbuilds and secondhand vessels;

•	our ability to compete successfully for future chartering and newbuild opportunities;

•	acceptance of a vessel by its charterer;

•	termination dates and extensions of charters;

•	the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•	availability of skilled labor, vessel crews and management;

•	our general and administrative expenses and the fees and expenses payable under the fleet management agreements and the management and administrative services agreement;

•	the anticipated taxation of our partnership and cash distributions to our unitholders;

•	estimated future maintenance and replacement capital expenditures;

•	our ability to retain key employees;

•	customers’ increasing emphasis on environmental and safety concerns;

•	potential liability from any pending or future litigation;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	future sales of our securities in the public market;

•	our business strategy and other plans and objectives for future operations; and

•	other factors listed from time to time in the reports and other documents that we file with the SEC.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our 2013 Annual Report. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common units or other securities.

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional common units.

References in this prospectus to “KNOT Offshore Partners,” “we,” “our,” “us” and “the Partnership” or similar terms refer to KNOT Offshore Partners LP or any one or more of its subsidiaries, or to all such entities, unless the context otherwise indicates. References in this prospectus to “our general partner” refer to KNOT Offshore Partners GP LLC, the general partner of KNOT Offshore Partners. References in this prospectus to “KNOT UK” refer to KNOT Offshore Partners UK LLC, a wholly owned subsidiary of the Partnership. References in this prospectus to “KNOT” refer, depending on the context, to Knutsen NYK Offshore Tankers AS and to any one or more of its direct and indirect subsidiaries. References in this prospectus to “TSSI” refer to TS Shipping Invest AS, and references to “NYK” refer to Nippon Yusen Kaisha, each of which holds a 50% interest in KNOT. References in this prospectus to “KNOT Management” are to KNOT Management AS, a wholly owned subsidiary of KNOT. References in this prospectus to “BG Group,” “Statoil,” “Transpetro” and “Respol” refer to BG Group Plc, Statoil ASA, Petrobras Transporte S.A. and Repsol Sinopec Brasil, B.V., respectively, and certain of each of their subsidiaries that are our customers. “Eni” refers to Eni Trading & Shipping S.p.A.

Overview

We are a limited partnership formed to own, operate and acquire shuttle tankers under long-term charters, which we define as charters of five years or more. We intend to leverage the relationships, expertise and reputation of KNOT, a leading independent owner and operator of shuttle tankers, to pursue potential growth opportunities and to attract and retain high-quality, creditworthy customers. KNOT owns our 2.0% general partner interest, all of our incentive distribution rights and all of our subordinated units representing a 49% limited partner interest in us. KNOT intends to utilize us as its primary growth vehicle to pursue the acquisition of long-term, stable cash-flow-generating shuttle tankers.

We have a modern fleet of shuttle tankers that operates under long-term charters with major oil and gas companies engaged in offshore production, such as Statoil, Transpetro and Repsol. We operate our vessels under long-term charters with stable cash flows and intend to grow our position in the shuttle tanker market through acquisitions from KNOT and third parties. We also believe we can grow organically by continuing to provide reliable customer service to our charterers and leveraging KNOT’s relationships, expertise and reputation.

A shuttle tanker is a specialized ship designed to transport crude oil and condensates from offshore oil field installations to onshore terminals and refineries. Shuttle tankers are equipped with sophisticated loading systems and dynamic positioning systems that allow the vessels to load cargo safely and reliably from oil field installations, even in harsh weather conditions. Shuttle tankers were developed in the North Sea in 1977 as an alternative to pipelines.

Our current fleet consists of:

•	the Fortaleza Knutsen, a shuttle tanker built in 2011 that is currently operating under a bareboat charter that expires in March 2023 with Transpetro;

•	the Recife Knutsen, a shuttle tanker built in 2011 that is currently operating under a bareboat charter that expires in August 2023 with Transpetro;

•	the Bodil Knutsen, a shuttle tanker built in 2011 that is currently operating under a time charter that expires in May 2016 with Statoil, with options to extend until May 2019;

•	the Windsor Knutsen, a shuttle tanker built in 2007 and retrofitted from a conventional crude oil tanker to a shuttle tanker in 2011 that is currently operating under a time charter that is scheduled to expire in July 2014 with BG Group; and

•	the Carmen Knutsen, a shuttle tanker built in 2013 that is currently operating under a time charter that expires in January 2018 with Repsol, with options to extend until January 2021.

Our Pending Vessel Acquisitions

Overview

On June 23, 2014, we and KNOT entered into Share Purchase Agreements (the “Purchase Agreements”) pursuant to which (i) we will acquire (the “Hilda Acquisition”) all of the ownership interests in Knutsen Shuttle Tankers 14 AS, a Norwegian company that owns and operates the shuttle tanker, Hilda Knutsen, and (ii) we will acquire (the “Torill Acquisition” and, together with the Hilda Acquisition, the “Acquisitions”) all of the ownership interests in Knutsen Shuttle Tankers 15 AS, a Norwegian company that owns and operates the shuttle tanker, Torill Knutsen. The purchase price of the Hilda Acquisition is $166.0 million, net of $109.6 million of outstanding indebtedness related to the Hilda Knutsen. The purchase price of the Torill Acquisition is $169.0 million, net of $112.1 million of outstanding indebtedness related to the Torill Knutsen.

In connection with the Acquisitions, we intend to enter into amended and restated term loan facilities and related interest rate swap arrangements for the Hilda Knutsen and the Torill Knutsen. The term loans bear interest at a rate per annum equal to LIBOR plus a margin of 2.50% with respect to the Hilda Knutsen facility and LIBOR plus a margin of 2.75% with respect to the Torill Knutsen facility. The term loans mature on the earlier of December 30, 2018 and the fifth anniversary of the delivery date of the associated vessel. The term loans are repayable in 18 consecutive equal quarterly installments commencing July 22, 2014 and July 30, 2014 for the term loan facilities associated with the Hilda Knutsen and the Torill Knutsen, respectively. The related interest rate swap arrangements fix the interest rate on a notional amount of $100 million of the debt under the term loan facilities with maturity dates through July 2018. Pursuant to the interest rate swap agreements, we will pay to the counterparty a fixed rate of 1.455%. The term loans will be guaranteed by the Partnership and KNOT Shuttle Tankers AS, and secured by mortgages on each of the Hilda Knutsen and the Torill Knutsen. Closing of the new amended and restated term loan facilities is subject to the execution of security documents and satisfaction of customary closing conditions.

The Acquisitions and their purchase prices were approved by our board of directors and the conflicts committee of our board of directors (the “conflicts committee”). The conflicts committee retained an outside financial advisor to assist it in evaluating the Acquisitions and the purchase prices offered by KNOT. In determining that the Acquisitions are fair and reasonable to us, the conflicts committee obtained the views of its financial advisor as to the fairness of the purchase prices.

We intend to use a portion of the proceeds of this offering, and the related capital contribution to us by our general partner to fund the purchase prices for the Acquisitions.

We expect the Acquisitions to close within approximately 30 days following the closing of this offering, subject to customary closing conditions. If these conditions are not satisfied or waived, we will not complete either or both of the Acquisitions. This offering is not conditioned on the closing of the Acquisitions. The Acquisitions may not close as anticipated or they may close with adjusted terms. Please read “Risk Factors” for further information. If the Acquisitions do not close, we will use the net proceeds from this offering and the related capital contribution to us by our general partner for general partnership purposes.

We have agreed to the Acquisitions for the following reasons:

•	the long-term, fixed-rate charters with Eni fit our objective of generating stable cash flows;

•	the Acquisitions will further diversify our operations and our client base;

•	the Acquisitions are expected to increase our financial strength and flexibility by increasing our cash flow; and

•	the Acquisitions are expected to increase our cash available for distribution to our unitholders.

As a result of the Acquisitions, our management has recommended to our board of directors an increase in our quarterly cash distribution of $0.035 (corresponding to an annualized increase of $0.14), which would become effective for our distribution with respect to the quarter ending September 30, 2014. Any such increase would be conditioned upon, among other things, the closing of the Acquisitions, the approval of such increase by our board of directors and the absence of any material adverse developments or potentially attractive opportunities that would make such an increase inadvisable.

The following table provides information about the Hilda Knutsen and the Torill Knutsen:

Shuttle Tanker	Capacity (deadweight tons)	Built	Current Operating Region
				Charter Type	Charterer	Term
Hilda Knutsen	123,000	2013	North Sea	Time Charter	Eni	2018	(1)
Torill Knutsen	123,000	2013	North Sea	Time Charter	Eni	2018	(1)

(1)	Charterer has the option to extend the time charter for up to five one-year periods.

Each of the Hilda Knutsen and the Torill Knutsen will be used to transport North Sea and Barents Sea crude oil.

The Hilda Knutsen and the Torill Knutsen are operating under time charters, dated April 26, 2011 and May 31, 2011, respectively, with Eni (the “Hilda Charter” and the “Torill Charter,” together, the “Hilda and Torill Charters”). The Hilda and Torill Charters commenced upon delivery of the Hilda Knutsen and the Torill Knutsen in the third quarter of 2013 and each will terminate five years after delivery, subject to Eni’s option to return the vessels within 90 days before or after the termination of such five year period and Eni’s option to extend each of the charters for up to five one-year periods. In the case of the Torill Charter, Eni has the option, at any time before May 31, 2016, to extend the charter term to ten years in exchange for a reduction in the hire rate.

Hire under the Hilda and Torill Charters is payable monthly in advance in U.S. Dollars. The hire rate is fixed for the entire term of the charters; however, the hire payable under the charters will be reduced in the event the vessels do not meet certain performance metrics.

Under the Hilda and Torill Charters, we are responsible for vessel operating expenses, which include crewing, repairs and maintenance, insurance, stores and lube oils expenses, as well as periodic drydocking costs. Eni is responsible for supply and payment for fuel oil and for port and canal expenses. We will be responsible for all costs when the vessel is off-hire.

There are certain conditions under which the Hilda and Torill Charters could terminate prior to their expiration dates. The charters will terminate automatically upon the loss or permanent requisition by a government authority of the vessel associated with each charter. Either party to a charter may also terminate its charter for force majeure after a specified period. Additionally, either party to a charter may elect to terminate its charter upon the occurrence of specified events of default. Eni also has the right to terminate each charter in the event of a prolonged off-hire period.

Other Recent Developments

Refinancing of Long Term Debt

We have entered into new senior secured credit facilities in order to refinance our total existing long term bank debt. The senior secured credit facilities consist of a $20.0 million revolving credit facility and $360.0 million in aggregate principal amount of term loans. Loans under the senior secured credit facilities will bear interest at a rate per annum equal to LIBOR plus a margin of 2.125%. The term loans will mature in June 2019. The term loans are repayable in 20 consecutive equal quarterly installments commencing in September 2014. The revolving credit facility terminates in June 2019.

The loans will be guaranteed by the Partnership and secured by our existing fleet. Proceeds of the term loans will be used to refinance our existing bank debt of $327 million and to repay the seller’s credit to KNOT in the amount of $10.6 million (including interest) related to our August 2013 acquisition of the Carmen Knutsen. The remaining amount will be used to pay transaction expenses and for general partnership purposes, which may include the repayment of debt. Closing of the new senior secured credit facilities, which is anticipated to occur in late June 2014, is subject to the execution of security documents and satisfaction of customary closing conditions.

As a result of the refinancing, our management has recommended to our board of directors an increase in our quarterly cash distribution of $0.02 (an annualized increase of $0.08), which would become effective for our distribution with respect to the quarter ending September 30, 2014. This recommended increase is in addition to the increase recommended as a result of the Acquisitions. Any increase in our quarterly distribution related to the refinancing would be conditioned on, among other things, the closing of the new senior secured credit facilities, approval of such increase by our board of directors and the absence of any material adverse developments that would make such an increase inadvisable.

New Windsor Knutsen Time Charter Contract

We have entered into a new fixed time charter with a subsidiary of the BG Group for the Windsor Knutsen. The hire rate for the initial term of the new charter is in line with the rate in the existing charter. The new charter has an initial term of two years. BG Group has options to extend the term of the new charter for three additional one-year periods. The new charter will commence in the fourth quarter of 2015. If all three extension options are exercised, the Windsor Knutsen will operate for BG Group until the end of 2020. The shuttle tanker will operate in Brazil.

The BG Group has notified us that the Windsor Knutsen will be redelivered under its existing charter at the end of July 2014. The process of reemploying the vessel is ongoing. Pursuant to our omnibus agreement with KNOT, in the event the Windsor Knutsen is not receiving from any charterer a rate of hire that is equal to or greater than the rate of hire that would have been in effect in the event BG Group had exercised its option under the existing Windsor Knutsen time charter, KNOT shall pay us such rate of hire that would have been in effect for a period up to April 15, 2018, subject to certain limitations, as described in our omnibus agreement.

Cash Distribution

On May 15, 2014, we paid a quarterly cash distribution of $0.435 per unit for the quarter ended March 31, 2014. This cash distribution amounted to $7.6 million.

Our Relationship with Knutsen NYK Offshore Tankers AS

We believe that one of our principal strengths is our relationship with KNOT. We believe our relationship with KNOT gives us access to KNOT’s relationships with major international oil and gas companies, shipbuilders, financing sources and suppliers and its technical, commercial and managerial expertise, which we believe allows us to compete more effectively when seeking additional customers. KNOT, through its wholly owned subsidiary KNOT Management, owns the ship management services relating to the shuttle tankers in our fleet, which allows for a fully integrated shipping operation, providing newbuild supervision, project development, crewing, technical management and various other maritime services.

KNOT currently owns our general partner, all of our incentive distribution rights and all of our subordinated units representing a 49% limited partner interest in us. KNOT, whose predecessor was formed in 1987, is jointly owned by TSSI and NYK.

Competitive Strengths

We believe that our future prospects for success are enhanced by the following aspects of our business:

•	Relationship with leading shuttle tanker operator. We believe we will benefit from our relationship with KNOT in the future. We believe charterers award new business to established participants in the shuttle tanker market because of their technical, commercial and managerial expertise. We believe that KNOT’s 25-year history of providing offshore loading and transportation services to major integrated oil companies will enable it to attract additional long-term charters for shuttle tankers that are required to be offered to us pursuant to the omnibus agreement in the event their terms equal or exceed five years.

•	Built-in growth opportunities. In addition to the Hilda Knutsen and the Torill Knutsen, we have the right to purchase from KNOT two additional newbuild shuttle tankers. Pursuant to our omnibus agreement with KNOT, we also have the right to purchase additional shuttle tankers in KNOT’s fleet if they are placed under charters of five years or more. We believe these acquisition opportunities, as well as future acquisition opportunities, will provide us with a way to grow our distributions per unit.

•	Enhanced growth opportunities through our relationship with KNOT. We believe our relationship with KNOT provides us with many benefits that we believe will drive growth in distributions per unit, including opportunities to acquire other vessels, strong customer relationships, leading operational expertise, enhanced shipyard relationships, access to KNOT’s relationships with leading financing providers and a large pool of experienced and qualified global seafarers.

•	Sustainable cash flow supported by charters with leading energy companies. Our services are integrated with the offshore oil fields we serve and are a critical part of our customers’ logistics solutions. Each shuttle tanker in our current fleet operates under a long-term, fixed-rate charter with a leading oil and gas company, such as BG Group, Statoil, Transpetro and Repsol, with an average remaining duration of 6.0 years as of March 31, 2014 (including KNOT’s guarantee of the hire rates under the charters for the Bodil Knutsen and the Windsor Knutsen through the option periods). In addition, these charters contain fixed escalation provisions to offset the effects of increases in operating expenses.

•	Modern fleet equipped with the latest technology. Our current fleet is one of the youngest shuttle tanker fleets in operation worldwide, with an average age of 3.4 years as of March 31, 2014, compared to 9.5 years for the global shuttle tanker fleet. Our current fleet, the Hilda Knutsen, the Torill Knutsen and the two additional newbuild shuttle tankers that we have the right to purchase from KNOT are equipped with the latest advanced shuttle tanker technology, including advanced dynamic positioning technology (“DP2”), and are able to operate in the harsh weather environments in the North Sea. We believe the significant investment needed to build shuttle tankers with the highly customized specifications required by our customers and train personnel to create operational efficiencies creates a significant barrier to entry for new competitors.

•	Financial flexibility to support our growth. Our new senior secured credit facilities have a more favorable interest rate margin and amortization profile than our existing long-term debt facilities. Furthermore, we expect that our status as a publicly traded company will allow us to have access to the debt and equity markets, will benefit our cost of capital and make us more competitive as we pursue growth opportunities.

Business Strategies

Our primary business objective is to increase quarterly distributions per unit over time by executing the following strategies:

•	Pursue strategic and accretive acquisitions of shuttle tankers on long-term, fixed-rate charters. We seek to leverage our relationship with KNOT to make strategic and accretive acquisitions. Pursuant to the omnibus agreement with KNOT, we have the right to purchase from KNOT two additional newbuilds. Additionally, during the term of the omnibus agreement, we have the right to purchase from KNOT any newbuild under a long-term charter or existing shuttle tanker in the KNOT fleet that enters into a long-term charter.

•	Expand global operations in high-growth regions. As offshore exploration and production activity increases worldwide, we seek to expand in proven areas, such as the North Sea and Brazil, and in new markets as they develop. We believe that KNOT’s leading market position, operational expertise and strong customer relationships will enable us to have early access to new projects worldwide.

•	Manage our fleet and deepen our customer relationships to provide a stable base of cash flows. We intend to maintain and grow our cash flows by focusing on strong customer relationships and actively seeking the extension and renewal of existing charters in addition to new opportunities to serve our customers. KNOT charters its current fleet to a number of the world’s leading energy companies. We believe the close relationships that KNOT has with these companies will provide attractive opportunities as offshore activity is expected to grow in coming years. We continue to incorporate safety, health, security and environmental stewardship into all aspects of vessel design and operation in order to satisfy our customers and comply with national and international rules and regulations.

Principal Executive Offices

Our registered and principal executive offices are located at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom, and our phone number is +44 1224 618420. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website at www.knotoffshorepartners.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Please read “Where You Can Find More Information” for an explanation of our reporting requirements as a foreign private issuer.

Simplified Organizational and Ownership Structure after this Offering

The diagram below depicts our simplified organizational and ownership structure after giving effect to this offering.

	Number of Units	Percentage Ownership
Public Common Units(1)	13,167,500	59.4%
Knutsen NYK Offshore Tankers AS Subordinated Units	8,567,500	38.6%
General Partner Units	443,571	2.0%

	22,178,571	100.0%

(1)	Assumes no exercise of the underwriters’ option to purchase up to 690,000 additional common units.

(2)	Each of our vessels is owned by certain vessel owning subsidiaries.

The Offering

Issuer	KNOT Offshore Partners LP

Common units offered by us	4,600,000 common units.

5,290,000 common units if the underwriters exercise in full their option to purchase up to 690,000 additional common units.

Units outstanding after this offering	13,167,500 common units (13,857,500 common units, if the underwriters exercise in full their option to purchase additional common units) and 8,567,500 subordinated units.

Use of proceeds	We intend to use approximately $113.3 million of the net proceeds from this offering of common units and the related capital contribution to us by our general partner to fund the purchase prices for the Acquisitions and the remainder for general partnership purposes. The proceeds from any exercise of the underwriters’ option to purchase additional common units will be used for general partnership purposes. If the Acquisitions do not close, we will use the net proceeds from this offering and the related capital contribution to us by our general partner for general partnership purposes. See “Use of Proceeds.”

Exchange listing	Our common units are listed on the NYSE under the symbol “KNOP.”

U.S. federal income tax considerations	We have elected to be taxed as a corporation for U.S. federal income tax purposes. We expect that all of the distributions you receive from us will constitute dividends. If you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period and other requirements, such dividends would be expected to be treated as “qualified dividend income” that is taxable at preferential capital gain tax rates. In addition, there are other tax matters you should consider before investing, including our tax status as a non-U.S. issuer. Please read “Material U.S. Federal Income Tax Considerations,” “Non-United States Tax Considerations” and “Risk Factors.”

Summary Financial and Operating Data

The summary historical financial and operating data of KNOT Offshore Partners LP presented as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011 have been derived from the audited consolidated and combined carve-out financial statements and the notes related thereto incorporated by reference into this prospectus. The summary historical financial and operating data of KNOT Offshore Partners LP presented as of and for the three months ended March 31, 2014 and 2013, have been derived from our unaudited condensed consolidated and combined carve-out financial statements and the notes related thereto incorporated by reference into this prospectus. On August 1, 2013, we acquired KNOT’s 100% interest in the subsidiary that owns and operates the shuttle tanker, the Carmen Knutsen, which we accounted for as an acquisition of a business. Accordingly, the results of the Carmen Knutsen are included in our results from the date of its acquisition. There has been no retroactive restatement of our financial statements to reflect the historical results of the Carmen Knutsen prior to its acquisition.

The summary historical financial data of Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS, the entities that own and operate the Hilda Knutsen and the Torill Knutsen, presented as of December 31, 2013 and 2012 and for the years then ended and as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 have been derived from the combined financial statements and the notes thereto of Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS, which are included in our Form 6-K filed on June 23, 2014 and incorporated by reference into this prospectus.

The summary unaudited pro forma financial and operating data of KNOT Offshore Partners LP presented as of March 31, 2014 and for the year ended December 31, 2013 and the three months ended March 31, 2014 have been derived from our pro forma financial statements which are included in our Form 6-K filed on June 23, 2014 and incorporated by reference into this prospectus. The summary unaudited pro forma financial data give pro forma effect to the Acquisitions and this offering and the application of the net proceeds therefrom. The summary pro forma data have been updated from the data included in the Form 6-K filed on June 23, 2014 to reflect the sale of 4,600,000 common units in this offering at a public offering price of $28.43. The unaudited pro forma combined balance sheet data assume that the Acquisitions and this offering occurred as of March 31, 2014. The unaudited pro forma statements of operations data assume the Acquisitions and this offering occurred as of January 1, 2013.

The following financial data should be read in conjunction with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined carve-out financial statements and the notes thereto included in our 2013 Annual Report and in our Report on Form 6-K filed on June 3, 2014 and (ii) the combined financial statements and the notes thereto of Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS and our pro forma financial statements included in our Report on Form 6-K filed on June 23, 2014, each of which is incorporated by reference into this prospectus.

Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of KNOT in the periods prior to our IPO for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	KNOT Offshore Partners LP
	Historical					Pro Forma
	Year ended December 31,			Three months ended March 31,		Three months ended March 31,	Year ended December 31,
	2013	2012	2011	2014	2013	2014	2013
				(unaudited)		(unaudited)
	(U.S. Dollars in thousands except fleet data)
Statement of Operations Data:
Total revenues	$73,401	$65,653	$43,909	$21,774	$13,462	$33,287	$86,005
Voyage expenses(1)	—	—	2,653	—	—	—	—

Net voyage revenues	73,401	65,653	41,256	21,774	13,462	33,287	86,005

Vessel operating expenses(2)	14,288	13,000	10,795	4,597	2,780	7,272	18,407
Depreciation and amortization	23,768	21,181	16,229	6,780	5,340	10,163	27,593
General and administrative expenses	5,361	4,834	927	1,043	2,130	1,088	5,461

Operating income	29,984	26,638	13,305	9,354	3,212	14,764	34,904

Interest income	30	19	34	1	6	16	31
Interest expense	(10,773)	(13,471)	(9,650)	(2,713)	(2,760)	(4,408)	(12,735)
Other finance expense	(2,048)	(3,378)	(2,741)	(221)	(1,156)	(215)	(2,124)
Realized and unrealized gain (loss) on derivative instruments	505	(6,031)	(15,489)	46	347	678	505
Net gain (loss) on foreign currency transactions	193	(1,771)	(3,037)	(24)	127	(55)	941
Income (loss) before income taxes	17,891	2,006	(17,578)	6,443	(224)	10,780	21,522
Income tax benefit (expense)	(2,827)	(1,261)	1,240	(19)	(2,942)	(19)	(2,827)

Net income (loss)	$15,064	$745	$(16,338)	$6,424	$(3,166)	$10,761	$18,695

Balance Sheet Data (at end of period):
Cash and cash equivalents	$28,836	$1,287	$3,189	$25,338		$49,357
Vessels and equipment, net	617,785	496,768	517,897	610,926		945,926
Total assets	660,173	511,811	534,603	651,854		1,016,716
Long-term debt (including current portion)	349,977	347,850	375,933	342,843		569,531
Owners’ equity	—	97,194	67,370	—		—
Partners’ capital	281,927	—	—	280,735		409,151

Fleet Data:
Number of shuttle tankers in operation at end of period	5	4	4	5	4
Average age of shuttle tankers in operation at end of period (years)	3.1	2.7	1.7	3.4	2.9
Total calendar days for fleet	1,613	1,464	988.7	450.0	360
Total operating days for fleet(3)	1,606	1,377	973.6	447.3	360

Other Financial Data:
EBITDA(4)	$52,402	$36,639	$8,267	$15,935	$7,870	$25,335	$61,819
Adjusted EBITDA(4)	53,752	47,819	29,534	16,134	8,552	24,927	62,497

(1)	Voyage expenses are all expenses unique to a particular voyage, including bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls and agency fees.

(2)	Vessel operating expenses include crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses.

(3)	The operating days for our fleet is the total number of days in a given period that the vessels were in our possession less the total number of days off-hire. We define days off-hire as days lost to, among other things, operational deficiencies, drydocking for repairs, maintenance or inspection, equipment breakdowns, special surveys and vessel upgrades, delays due to accidents, crewing strikes, certain vessel detentions or similar problems, our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew, or periods of commercial waiting time during which we do not earn hire rates.

(4)	Please read “Non-U.S. GAAP Financial Measures” below.

Non-U.S. GAAP Financial Measures

EBITDA and Adjusted EBITDA. EBITDA is defined as earnings before interest, depreciation and amortization and taxes. Adjusted EBITDA is defined as earnings before interest, depreciation and amortization, taxes and other financial items (including other finance expense, realized and unrealized gain (loss) on derivative instruments and net loss on foreign currency transactions). EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as our lenders, to assess our financial and operating performance and our compliance with the financial covenants and restrictions contained in our financing agreements. Adjusted EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in our industry that provide adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in (1) selecting between investing in us and other investment alternatives and (2) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

EBITDA and adjusted EBITDA should not be considered alternatives to net income, operating income or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table reconciles EBITDA and adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with U.S. GAAP, for the periods presented.

	KNOT Offshore Partners LP
	Historical					Pro Forma
	Year ended December 31,			Three months ended March 31,		Three months ended March 31,	Year ended December 31,
	2013	2012	2011	2014	2013	2014	2013
				(unaudited)		(unaudited)
	(U.S. Dollars in thousands)
Reconciliation to net income (loss):
Net income (loss)	$15,064	$745	$(16,338)	$6,424	$(3,166)	$10,761	$18,695
Interest income	(30)	(19)	(34)	(1)	(6)	(16)	(31)
Interest expense	10,773	13,471	9,650	2,713	2,760	4,408	12,735
Depreciation and amortization	23,768	21,181	16,229	6,780	5,340	10,163	27,593
Income tax (benefit) expense	2,827	1,261	(1,240)	19	2,942	19	2,827

EBITDA	$52,402	$36,639	$8,267	$15,935	$7,870	$25,335	$61,819
Other financial items(a)	1,350	11,180	21,267	199	682	(408)	678

Adjusted EBITDA	$53,752	$47,819	$29,534	$16,134	$8,552	$24,927	$62,497

(a)	Other financial items consist of other finance expense, realized and unrealized loss on derivative instruments, and net loss on foreign currency transactions.

Financial Data of Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS

	Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS
	Historical
	Year ended December 31,		Three months ended March 31,
	2013	2012	2014	2013
			(unaudited)
	(U.S. Dollars in thousands)
Statements of Operations Data:
Total revenues	$12,451	$—	$11,372	$—
Vessel operating expenses(1)	3,759	1	2,675	—
Depreciation and amortization	3,303	—	2,835	—
General and administrative expenses	100	72	45	25

Operating income	5,289	(73)	5,817	(25)

Interest income	1	1	15	—
Interest expense	(2,293)	(2)	(1,979)	—
Other finance expense	(749)	(18)	(281)	(148)
Realized and unrealized gain (loss) on derivative instruments	—	—	632	—
Net gain (loss) on foreign currency transactions	748	(293)	(31)	486
Income (loss) before income taxes	2,996	(385)	4,173	313
Income tax benefit (expense)	—	—	—	—

Net income (loss)	$2,996	$(385)	$4,173	$313

Balance Sheet Data (at end of period):
Cash and cash equivalents	$11,841	$228	$6,860
Vessels and equipment, net	284,183	126,663	281,469
Total assets	306,620	132,517	299,764
Long-term debt (including current portion)	231,563	75,707	226,688
Owners’ equity	58,577	46,313	62,750

(1)	Vessel operating expenses include crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses.

RISK FACTORS

Before investing in our common units, you should carefully consider all of the information included in or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partnership interests are inherently different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider the discussion of risk factors set forth below as well as the risk factors beginning on page 4 in our 2013 Annual Report incorporated by reference into this prospectus. If any of these risks were to occur, our business, financial condition or operating results could be materially adversely affected. In that case, our ability to pay distributions on our common units may be reduced, the trading price of our common units could decline and you could lose all or part of your investment.

The pending Acquisitions may not close as anticipated or may close with adjusted terms.

We expect the Acquisitions to close within approximately 30 days following the closing of this offering, subject to customary closing conditions. If these conditions are not satisfied or waived, we will not complete the Acquisitions. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	obtaining the required consents to the Acquisitions from governmental authorities and/or third parties;

•	the continued accuracy of the representations and warranties contained in the Purchase Agreements;

•	the performance by each party of its obligations under the Purchase Agreements;

•	the absence of any decree, order, injunction, ruling or judgment that prohibits, or other proceedings that seek to prohibit, either Acquisition or makes either Acquisition unlawful; and

•	the execution of certain agreements related to the consummation of the Acquisitions.

We cannot assure you that the Acquisitions will close on our expected timeframe, or at all, or close without material adjustments. In addition, the closing of this offering is not conditioned on the closing of the Acquisitions. If the Acquisitions do not close, we will use the net proceeds from this offering for customary partnership purposes, over which management will have broad discretion. Accordingly, if you decide to purchase common units in this offering, you should be willing to do so whether or not we complete the Acquisitions.

We may be unable to realize expected benefits from the Acquisitions.

Similar to the acquisition of any vessel, the Acquisitions may not result in anticipated profitability or generate cash flow sufficient to justify our investment or to support any increase in distributions on our common units. In addition, the Acquisitions expose us to risks that may harm our business, financial condition and operating results. In particular, the Acquisitions include risks that we may:

•	fail to realize anticipated benefits, such as increased cash flows;

•	fail to obtain the benefits of the related charters if the customer terminates either of the charters or fails to make hire payments because of its financial inability, disagreements with us or otherwise;

•	decrease our borrowing capacity to finance further acquisitions;

•	incur or assume unanticipated liabilities, losses or costs; or

•	incur other significant charges, such as asset devaluation or restructuring charges.

U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. unitholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes if at least 75.0% of its gross income for any taxable year consists of “passive income” or at least 50.0% of the average value of its assets produce, or are held for the production of, “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. unitholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

Based on our current and projected method of operation, and an opinion of our U.S. counsel, Vinson & Elkins L.L.P., we believe that we were not a PFIC for our 2013 taxable year, and we expect that we will not be treated as a PFIC for the current or any future taxable year. We have received an opinion of our U.S. counsel in support of this position that concludes that the income our subsidiaries earn from certain of our present time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25% of our gross income for our 2013 taxable year arose and for the current and each future year will arise from such time-chartering activities or other income our U.S. counsel has opined does not constitute passive income, and more than 50% of the average value of our assets for each such year was or will be held for the production of non-passive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2013 taxable year, the current year or any future year. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets, income and charters to our U.S. counsel. While we believe these representations, valuations and projections to be accurate, the shipping market is volatile and no assurance can be given that they will continue to be accurate at any time in the future.

Moreover, there are legal uncertainties involved in determining whether the income derived from time-chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a provision of the Internal Revenue Code of 1986, as amended (the “Code”), relating to foreign sales corporations. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. In published guidance, the Internal Revenue Service (the “IRS”) stated that it disagreed with the holding in Tidewater and specified that time charters similar to those at issue in the case should be treated as service contracts. We have not sought, and we do not expect to seek, an IRS ruling on the treatment of income generated from our time-chartering activities. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we will not be a PFIC in the future. If the IRS were to find that we are or have been a PFIC for any taxable year (and regardless of whether we remain a PFIC for any subsequent taxable year), our U.S. unitholders would face adverse U.S. federal income tax consequences. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences to U.S. unitholders if we are treated as a PFIC.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $125.7 million from the sale of common units we are offering (or $144.7 million if the underwriters exercise in full their option to purchase 690,000 additional common units), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will also receive approximately $2.7 million of proceeds from the capital contribution to us by our general partner (or $3.1 million if the underwriters’ option to purchase additional common units is exercised in full), to maintain its 2% general partner interest in us.

We intend to use approximately $113.3 million of the net proceeds from this offering of common units and the related capital contribution to us by our general partner to fund the purchase prices for the Acquisitions and the remainder for general partnership purposes. If the Acquisitions do not close, we will use the net proceeds from this offering and the related capital contribution to us by our general partner for general partnership purposes.

The proceeds from any exercise of the underwriters’ option to purchase additional common units will be used for general partnership purposes.

CAPITALIZATION

The following table sets forth:

•	our historical cash and capitalization as of March 31, 2014;

•	our pro forma cash and capitalization as of March 31, 2014, which gives effect to the Acquisitions, this offering and the capital contribution by our general partner to maintain its 2% general partner interest in us and the application of the net proceeds therefrom as set forth in “Use of Proceeds.” If the Acquisitions do not close, we will use the net proceeds from this offering for general partnership purposes.

This table is derived from and should be read together with the historical financial statements and the accompanying notes incorporated by reference in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 2013 Annual Report, our Report on Form 6-K for the three months ended March 31, 2014 and our pro forma financial statements contained in our Report on Form 6-K filed on June 23, 2014, each of which is incorporated by reference herein.

	As of March 31, 2014
	Historical	Pro Forma(1)
Cash and cash equivalents	$25,338	$49,357
Restricted cash	1,456	1,456

Total cash and cash equivalents and restricted cash	$26,794	$50,813

Debt:(2)
Seller’s credit	$10,612	$10,612
Current portion of long-term debt	29,494	48,994
Long-term debt, excluding seller’s credit and current portion	302,737	509,925

Total debt	$342,843	$569,531
Equity:
Total partners’ capital	$280,735	$409,151

Total equity	$280,735	$409,151

Total capitalization	$623,578	$978,682

(1)	Assumes the underwriters’ option to purchase additional common units is not exercised. The table also excludes the subsequent payment of quarterly distributions on our units on May 14, 2014 and the entry into our new senior secured credit facilities.

(2)	All of our outstanding debt is secured by our vessels.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of June 20, 2014, there were 8,567,500 common units outstanding, all of which were held by the public. Our common units were first offered on the NYSE on April 9, 2013 at an initial price of $21.00 per unit. Our common units are traded on the NYSE under the symbol “KNOP.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the NYSE, and quarterly cash distributions declared per common unit. The last reported sale price of our common units on the NYSE on June 23, 2014 was $29.75 per unit.

	High	Low	Cash Distributions Per Unit(1)
Year Ended:
December 31, 2013(2)	$29.39	$20.68
Quarter Ended:
June 30, 2013(3)	24.71	20.68	$0.3173	(4)
September 30, 2013	26.17	21.51	0.4350
December 31, 2013	29.39	23.77	0.4350
March 31, 2014	29.58	23.50	0.4350
June 30, 2014(5)	29.89	26.41
Month Ended:
December 31, 2013	29.39	25.01
January 31, 2014	28.50	23.50
February 28, 2014	29.52	25.77
March 31, 2014	29.58	26.53
April 30, 2014	29.15	26.54
May 31, 2014	29.36	26.41
June 30, 2014(6)	29.89	26.62

(1)	Represents cash distributions attributable to the quarter.

(2)	For the period from April 9, 2013 through December 31, 2013.

(3)	For the period from April 9, 2013 through June 30, 2013.

(4)	For the period from April 9, 2013 through June 30, 2013, we paid unitholders a distribution of $0.3173 per unit. This distribution was the prorated portion of the minimum quarterly distribution of $0.375 per unit.

(5)	For the period from April 1, 2014 through June 23, 2014.

(6)	For the period from June 1, 2014 through June 23, 2014.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to current and prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Code, U.S. Treasury Regulations (“Treasury Regulations”), and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to KNOT Offshore Partners LP.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or our current and prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any U.S. federal, state, local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each current and prospective unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10.0% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. We expect that the distributions we pay to U.S. Holders will not exceed our current and accumulated earnings and profits and, accordingly, all such distributions will constitute dividends. If, notwithstanding this expectation, we make distributions to U.S. Holders in excess of our earnings and profits, the excess portion of those distributions will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends-received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (1) our common units are readily tradable on an established securities market in the United States (such as the NYSE, on which our common units are traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—PFIC Status and Significant Tax Consequences”); (3) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Because of the uncertainty of these matters, including whether we are or will be a PFIC, there is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (1) “net investment income” or (2) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders should consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we are treated as a PFIC with respect to a U.S. Holder if either:

•	at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) in any taxable year in which the holder held our units consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•	at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during any taxable year in which the holder held our units produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current methods of operation and an opinion of counsel, we do not believe that we are or will be a PFIC for our 2013 taxable year or for our current or any future taxable year. We have received an opinion of our U.S. counsel, Vinson & Elkins L.L.P., in support of this position that concludes that the income our subsidiaries earn from our present time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25.0% of our gross income for our current taxable year and each future year will arise from such or similar time-chartering activities, and more than 50.0% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of its opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2013 taxable year or for our current or any future taxable year.

Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the Fifth Circuit held in Tidewater that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a provision of the Code relating to foreign sales corporations. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. In published guidance, the IRS stated that it disagreed with the holding in Tidewater and specified that time charters similar to those at issue in the case should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time-chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to our current or any future taxable year, we cannot assure unitholders that the nature of our operations will not change and that we will not become a PFIC in our current or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC over the subsequent taxable years), a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder would be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (an “Electing Holder”), then, for U.S. federal income tax purposes, that Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If, contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. The mark-to-market election generally will not be available with respect to subsidiaries. Accordingly, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, the mark-to-market election generally will not be available with respect to such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (a “Non-Electing Holder”) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S.

trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the U.S., such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed or they meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (or successor form), as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

U.S. Holders purchasing more than $100,000 of our common units in this offering generally will be required to file IRS Form 926 reporting that payment to us. For purposes of determining the total dollar value of common units purchased by a U.S. Holder in this offering, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding the reporting obligations, if any, that would result from the purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to KNOT Offshore Partners LP.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson, Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

Norwegian Tax Consequences

The following discussion is based upon the opinion of Advokatfirmaet Thommessen AS, our counsel as to taxation matters under the laws of the Kingdom of Norway that may be relevant to current and prospective unitholders who are persons not resident in Norway for taxation purposes (“Non-Norwegian Holders”).

The discussion that follows is based upon existing Norwegian legislation and current Norwegian Tax Administration practice as of the date of this prospectus. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

Current and prospective unitholders who are resident in Norway for taxation purposes are urged to consult their own tax advisors regarding the potential Norwegian tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of Norway will be treated as resident in Norway in the event its central management and control is carried out in Norway.

Taxation of Non-Norwegian Holders

Under the Tax Act on Income and Wealth, Non-Norwegian Holders will not be subject to any taxes in Norway on income or profits in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	we are not treated as carrying on business in Norway; and

•	either of the following conditions is met:

•	if such holders are resident in a country that does not have an income tax treaty with Norway, such holders are not engaged in a Norwegian trade or business to which the common units are effectively connected; or

•	if such holders are resident in a country that has an income tax treaty with Norway, such holders do not have a permanent establishment in Norway to which the common units are effectively connected.

A Non-Norwegian Holder that carries on a business in Norway through a partnership is subject to Norwegian tax on income derived from the business if managed from Norway or carried on by the Partnership in Norway.

While we expect to conduct our affairs in such a manner that our business will not be treated as managed from or carried on in Norway at any time in the future, this determination is dependent upon the facts existing at such time, including (but not limited to) the place where our board of directors meets and the place where our management makes decisions or takes certain actions affecting our business. Our Norwegian tax counsel has advised us regarding certain measures we can take to limit the risk that our business may be treated as managed from or carried on in Norway and has concluded that, provided we adopt these measures and otherwise conduct our affairs in a manner consistent with our Norwegian tax counsel’s advice, which we intend to do, our business should not be treated as managed from or carried on in Norway for taxation purposes, and consequently, Non-Norwegian Holders should not be subject to tax in Norway solely by reason of the acquisition, holding, disposition or redemption of their common units. Nonetheless, there is no legal authority addressing our specific circumstances, and conclusions in this area remain matters of interpretation. Thus, it is possible that the Norwegian taxation authority could challenge, or a court could disagree with, our position.

While we do not expect it to be the case, if the arrangements we propose to enter into result in our being considered to carry on business in Norway for the purposes of the Tax Act on Income and Wealth, unitholders would be considered to be carrying on business in Norway and would be required to file tax returns with the Norwegian Tax Administration and, subject to any relief provided in any relevant double taxation treaty (including, in the case of holders resident in the United States, the U.S.-Norway Tax Treaty), would be subject to taxation in Norway on any income considered to be attributable to the business carried on in Norway.

United Kingdom Tax Consequences

The following is a discussion of the material United Kingdom tax consequences that may be relevant to current and prospective unitholders who are persons not resident and not domiciled in the United Kingdom for taxation purposes and who do not acquire their units as part of a trade, profession or vocation carried on in the United Kingdom (“Non-UK Holders”).

Current and prospective unitholders who are resident or domiciled in the United Kingdom for taxation purposes, or who hold their units through a trade, profession or vocation in the United Kingdom are urged to consult their own tax advisors regarding the potential United Kingdom tax consequences to them of an investment in our common units and are responsible for filing their own UK tax returns and paying any applicable UK taxes (which may be due on amounts received by us but not distributed). The discussion that follows is based upon current United Kingdom tax law and what is understood to be the current practice of Her Majesty’s Revenue & Customs as at the date of this document, both of which are subject to change, possibly with retrospective effect.

Taxation of income and disposals. We expect to conduct our affairs so that Non-UK Holders should not be subject to United Kingdom income tax, capital gains tax or corporation tax on income or gains arising from the Partnership. Distributions may be made to Non-UK Holders without withholding or deduction for or on account of United Kingdom income tax.

Stamp taxes. No liability to United Kingdom stamp duty or stamp duty reserve tax should arise in connection with the issue of units to unitholders or the transfer of units in the Partnership.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER ITS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Barclays Capital Inc., Raymond James & Associates, Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint-book running managers of the offering, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated	920,000
Citigroup Global Markets Inc.	644,000
Barclays Capital Inc.	644,000
Raymond James & Associates, Inc.	552,000
RBC Capital Markets, LLC	552,000
UBS Securities LLC	552,000
Wells Fargo Securities, LLC	552,000
ABN AMRO Securities (USA) LLC	92,000
DNB Markets, Inc.	92,000

Total	4,600,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representatives have advised us that the underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public offering price less a concession not to exceed $0.57 per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common units from us, as described below.

	Paid by KNOT Offshore Partners LP
	No Exercise	Full Exercise
Per common unit	$0.9524	$0.9524
Total	$4,381,040	$5,038,196

We estimate that our total expenses for this offering will be approximately $650,000 (excluding the underwriting discounts and commissions).

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase from us up to 690,000 additional common units at the public offering price less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

We, all of our directors and executive officers, our general partner and KNOT, have agreed that we and they will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, including the filing with the SEC of a registration statement under the Securities Act in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any common units or securities convertible into or exchangeable or exercisable for any common units or publicly disclose the intention to take any such action, in each case without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 60 days after the date of the underwriting agreement.

The common units are listed on the New York Stock Exchange under the symbol “KNOP.”

Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common units as described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”), who are:

(a)	“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

(b)	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a relevant member state), other than Germany, an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in Germany

This prospectus supplement has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in Hong Kong

No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Netherlands

The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus supplement is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus supplement, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus supplement may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement is only being distributed in the United Kingdom to, and is only directed at:

(i)	if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii)	otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii)	in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

LEGAL MATTERS

Certain legal matters with respect to the offering will be passed upon for us by Vinson & Elkins L.L.P., Washington, D.C. The validity of the common units and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated and combined carve-out financial statements of KNOT Offshore Partners LP as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 incorporated into this prospectus by reference to KNOT Offshore Partners LP’s Annual Report on Form 20-F for the year ended December 31, 2013 have been so incorporated in reliance on the report of Ernst & Young AS, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Knutsen Shuttle Tankers 13 AS as of and for the year ended December 31, 2012 incorporated into this prospectus by reference to KNOT Offshore Partners LP’s Current Report on Form 6-K dated May 15, 2014 have been so incorporated in reliance on the report of Ernst & Young AS, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Knutsen Shuttle Tankers 14 AS and Knutsen Shuttle Tankers 15 AS as of December 31, 2013 and 2012 and for the years then ended incorporated into this prospectus by reference to KNOT Offshore Partners LP’s Current Report on Form 6-K dated June 23, 2014 have been so incorporated in reliance on the report of Ernst & Young AS, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Ernst & Young AS is located at Thormøhlens Gate 53D, 5006 Bergen, Norway.

EXPENSES

The following table sets forth costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the common units covered by this prospectus supplement. All amounts are estimated, except the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the NYSE listing fee.

SEC registration fee attributable to this offering	$19,670
Financial Industry Regulatory Authority filing fee attributable to this offering	23,010
NYSE listing fee	22,080
Legal fees and expenses	250,000
Accounting fees and expenses	150,000
Printing costs	50,000
Transfer agent fees	3,500
Miscellaneous	131,740

Total	$650,000

PROSPECTUS

KNOT Offshore Partners LP

Common Units Representing Limited Partnership Interests

Other Classes of Units Representing Limited Partnership Interests

Debt Securities

We may from time to time, in one or more offerings, offer and sell common units and other units representing limited partner interests in KNOT Offshore Partners LP and the debt securities described in this prospectus. We refer to the common units and other units representing limited partner interests in KNOT Offshore Partners LP and the debt securities collectively as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $750 million.

We may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

Our common units are traded on the New York Stock Exchange (the “NYSE”), under the symbol “KNOP.” We will provide information in the related prospectus supplement for the trading market, if any, for any securities that may be offered.

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors ” on page 7 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2014.

i

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”), incorporated by reference in this prospectus.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell up to $750 million in total aggregate offering price of any combination of the securities described in this prospectus.

This prospectus provides you with a general description of KNOT Offshore Partners LP and the securities that are registered hereunder that may be offered by us. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Any prospectus supplement may also add, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

Unless the context otherwise requires, references in this prospectus to “KNOT Offshore Partners LP,” “KNOT Offshore Partners,” the “Partnership,” “we,” “our,” “us” or similar terms refer to KNOT Offshore Partners LP, a Marshall Islands limited partnership, or any one or more of its subsidiaries. References in this prospectus to “our general partner” refer to KNOT Offshore Partners GP LLC, the general partner of the Partnership. References in this prospectus to “KNOT” refer, depending on the context, to Knutsen NYK Offshore Tankers AS and to any one or more of its direct and indirect subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You may also obtain information about us at the offices of the NYSE at 20 Broad Street, New York, NY, 10005, or on our website at www.knotoffshorepartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website, also provided above, will make our annual reports on Form 20-F and our periodic reports filed with the SEC available, free of charge, through our website as soon as reasonably practicable after those reports are electronically filed with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2013 filed on April 15, 2014, as amended by Form 20-F/A, filed on May 5, 2014 (“our 2013 Annual Report”);

•	our report on Form 6-K filed on May 15, 2014;

•	all subsequent annual reports on Form 20-F filed prior to the termination of this offering;

•	all subsequent current reports on Form 6-K furnished prior to the termination of this offering that we identify in such current reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of our common units contained in our Registration Statement on Form 8-A filed on April 5, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.knotoffshorepartners.com, or by writing or calling us at the following address:

KNOT Offshore Partners LP

2 Queen’s Cross

Aberdeen, Aberdeenshire AB15 4YB

United Kingdom

+44 1224 618420

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain certain forward-looking statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. These forward-looking statements reflect management’s current views only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, unitholders are cautioned not to rely on any forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

•	statements about market trends in the shuttle tanker or general tanker industries, including hire rates, factors affecting supply and demand, and opportunities for the profitable operations of shuttle tankers;

•	statements about KNOT’s and KNOT Offshore Partners’ ability to build and retrofit shuttle tankers and the timing of the delivery and acceptance of any such vessels by their respective charterers;

•	KNOT Offshore Partners’ ability to make cash distributions on its units or any increases in cash distributions;

•	KNOT Offshore Partners’ ability to integrate and realize the expected benefits from acquisitions;

•	KNOT Offshore Partners’ anticipated growth strategies;

•	the effects of a worldwide or regional economic slowdown;

•	turmoil in the global financial markets;

•	fluctuations in currencies and interest rates;

•	general market conditions, including fluctuations in hire rates and vessel values;

•	changes in KNOT Offshore Partners’ operating expenses, including drydocking and insurance costs and bunker prices;

•	KNOT Offshore Partners’ future financial condition or results of operations and future revenues and expenses;

•	the repayment of debt and settling of any interest rate swaps;

•	KNOT Offshore Partners’ ability to make additional borrowings and to access debt and equity markets;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	KNOT Offshore Partners’ ability to maintain long-term relationships with major users of shuttle tonnage;

•	KNOT Offshore Partners’ ability to leverage KNOT’s relationships and reputation in the shipping industry;

•	KNOT Offshore Partners’ ability to purchase vessels from KNOT in the future;

•	KNOT Offshore Partners’ continued ability to enter into long-term charters, which we define as charters of five years or more;

•	KNOT Offshore Partners’ ability to maximize the use of its vessels, including the re-deployment or disposition of vessels no longer under long-term charter;

•	timely purchases and deliveries of newbuilds;

•	future purchase prices of newbuilds and secondhand vessels;

•	KNOT Offshore Partners’ ability to compete successfully for future chartering and newbuild opportunities;

•	acceptance of a vessel by its charterer;

•	termination dates and extensions of charters;

•	the expected cost of, and KNOT Offshore Partners’ ability to comply with, governmental regulations, maritime self-regulatory organization standards, as well as standard regulations imposed by its charterers applicable to KNOT Offshore Partners’ business;

•	availability of skilled labor, vessel crews and management;

•	KNOT Offshore Partners’ general and administrative expenses and its fees and expenses payable under the fleet management agreements and the management and administrative services agreement;

•	the anticipated taxation of KNOT Offshore Partners and distributions to KNOT Offshore Partners’ unitholders;

•	estimated future maintenance and replacement capital expenditures;

•	KNOT Offshore Partners’ ability to retain key employees;

•	customers’ increasing emphasis on environmental and safety concerns;

•	potential liability from any pending or future litigation;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	future sales of KNOT Offshore Partners’ securities in the public market;

•	KNOT Offshore Partners’ business strategy and other plans and objectives for future operations; and

•	other factors listed from time to time in the reports and other documents that KNOT Offshore Partners files with the SEC.

Forward-looking statements in this prospectus are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in “Risk Factors” and those risks discussed in reports we file with the SEC. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

ABOUT KNOT OFFSHORE PARTNERS LP

We are a publicly traded limited partnership formed on February 21, 2013 to own and operate shuttle tankers under long-term charters. Our fleet currently consists of five shuttle tankers.

On April 15, 2013, we completed our initial public offering (our “IPO”). In connection with our IPO, we sold 8,567,500 common units to the public and issued to Knutsen NYK Offshore Tankers AS (“KNOT”) 8,567,500 subordinated units and all of our incentive distribution rights. In addition, KNOT owns, through its ownership of our general partner, a 2.0% general partner interest in us, represented by 349,694 general partner units.

We were formed under the laws of the Marshall Islands and maintain our principal place of business at 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom. Our telephone number at that address is +44 (0) 1224 618420.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in “Item 3. Key Information—Risk Factors” in our 2013 Annual Report, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for customary partnership purposes, including repayment of debt (including debt owed to KNOT), acquisitions, capital expenditures and additions to working capital.

The actual application of proceeds we receive from any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

CAPITALIZATION

The following table shows our historical cash and capitalization as of December 31, 2013. This table is derived from our consolidated and combined carve-out financial statements, including accompanying notes, incorporated by reference in this prospectus. You should read this table in conjunction with the section entitled “Operating and Financial Review and Prospects” and our consolidated and combined carve-out financial statements and the related notes thereto, which are incorporated by reference herein from our 2013 Annual Report.

As of December 31, 2013
(In thousands)
Cash and cash equivalents	$28,836
Restricted cash	458

Total cash and cash equivalents and restricted cash	$29,294

Debt:
Seller’s credit	$10,349
Current portion of long-term debt	29,269
Long-term debt, excluding seller’s credit and current portion	310,359

Total debt	$349,977
Equity:
Total partners’ capital	$281,977

Total equity	$281,977

Total capitalization	$631,954

Each prospectus supplement will include updated information on our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2013	2012	2011
Ratio of earnings to fixed charges(1)	2.74x	1.21x	(0.56	)x

(1)	For periods prior to our IPO, represents data for our predecessor in respect of the four vessels, the Fortaleza Knutsen, the Recife Knutsen, the Bodil Knutsen and the Windsor Knutsen in our initial fleet for periods prior to our IPO in April 2013.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” means the sum of the following: (a) interest expensed and capitalized and (b) amortized capitalized expenses related to indebtedness; and

•	“earnings” is the amount resulting (a) from adding (i) pre-tax income from continuing operation before adjustment for non-controlling interest, (ii) fixed charges and (iii) amortization of capitalized interest and (b) from subtracting interest capitalized.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of May 14, 2014, there were 8,567,500 common units outstanding, all of which are held by the public. Our common units were first offered on the NYSE on April 9, 2013 at an initial price of $21.00 per unit. Our common units are traded on the NYSE under the symbol “KNOP.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the NYSE, and quarterly cash distributions declared per common unit. The last reported sale price of our common units on the NYSE on May 14, 2014 was $27.00 per unit.

	High	Low	Cash Distributions per Unit(1)
Year ended December 31, 2013(2)	$29.39	$20.68
Second quarter 2014(3)	29.15	26.44
First quarter 2014	29.58	23.50	$0.4350
Fourth quarter 2013	29.39	23.77	0.4350
Third quarter 2013	26.17	21.51	0.4350
Second quarter 2013(4)	24.71	20.68	0.3173	(5)
Month ended May 1, 2014(6)	27.85	26.44
Month ended April 30, 2014	29.15	26.54
Month ended March 31, 2014	29.58	26.53
Month ended February 28, 2014	29.52	25.77
Month ended January 31, 2014	28.50	23.50
Month ended December 31, 2013	29.39	25.01
Month ended November 30, 2013	28.42	25.18
Month ended October 31, 2013	26.09	23.77

(1)	Represents cash distributions attributable to the quarter.

(2)	For the period from April 9, 2013 through December 31, 2013.

(3)	For the period from April 1, 2014 through May 14, 2014.

(4)	For the period from April 9, 2013 through June 30, 2013.

(5)	For the period from April 9, 2013 through June 30, 2013, we paid unitholders a distribution of $0.3173 per unit. This distribution was the prorated portion of the minimum quarterly distribution of $0.375 per unit.

(6)	For the period from May 1, 2014 through May 14, 2014.

DESCRIPTION OF THE COMMON UNITS

Our common units and subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, together with a description of the circumstances under which subordinated units convert into common units, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.”

Number of Units

We currently have 8,567,500 common units outstanding, all of which are held by the public. We also have 8,567,500 subordinated units outstanding, for which there is no established public trading market, all of which are held by KNOT. The common units and the subordinated units represent an aggregate 98.0% limited partner interest, and the general partner interest represents a 2.0% general partner interest in us.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for the common units.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and our IPO.

A transferee will become a substituted limited partner of the Partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in the Partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Voting Rights

Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders are entitled to elect only four of the seven members of our board of directors. The elected directors are elected on a staggered basis and serve for four-year terms. Our general partner in its sole discretion appoints the remaining three directors and sets the terms for which those directors serve. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders’ ability to influence the manner or direction of management. Unitholders have no right to elect our general partner, and our general partner may not be removed except by a vote of the holders of at least 66 2⁄3% of the outstanding common and subordinated units, including any common and subordinated units owned by our general partner and its affiliates, voting together as a single class.

Our partnership agreement further restricts unitholders’ voting rights by providing that all persons (including individuals, entities, partnerships, trusts and estates) that are residents of Norway for purposes of the Norwegian Tax Act (“Norwegian Resident Holders”) are not eligible to vote in the election of elected directors. Further, if any person or group owns beneficially more than 4.9% of any class of units then outstanding (excluding Norwegian Resident Holders in the election of elected directors), any such units owned by that person or group in excess of 4.9% may not be voted on any matter and are not considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any unitholders not entitled to vote on a specific matter are effectively redistributed pro rata among the other common unitholders. Our general partner, its affiliates and persons who acquire common units with the prior approval of our board of directors are not subject to the 4.9% limitation except with respect to voting their common units in the election of the elected directors.

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, voting as a single class and a majority of the subordinated units voting as a single class; and

•	after the subordination period, the approval of a majority of the common units voting as a single class.

In voting their common units and subordinated units our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights; general partner approval required for all issuances not reasonably expected to be accretive within 12 months of issuance or which would otherwise have a material adverse impact on our general partner or its interest in the Partnership.

Amendment of our partnership agreement	Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

Merger of the Partnership or the sale of all or substantially all of our assets	Unit majority and approval of our general partner and our board of directors.

Action	Unitholder Approval Required and Voting Rights
Dissolution of the Partnership	Unit majority and approval of our general partner and our board of directors.

Reconstitution of the Partnership upon dissolution	Unit majority.

Election of four of the seven members of our board of directors	A plurality of the votes of the holders of the common units.

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2023 in a manner that would cause a dissolution of the Partnership.

Removal of our general partner	Not less than 66 2⁄3% of the outstanding units, including units held by our general partner and its affiliates, voting together as a single class.

Transfer of our general partner interest in us	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such affiliate or person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2023.

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of a merger or consolidation with or into, or sale of all or substantially all of its assets to, such affiliate or person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of our incentive distribution rights to a third party prior to March 31, 2018.

Transfer of ownership interests in our general partner	No approval required at any time.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders. However, our general partner will be required to approve all issuances of additional partnership interests that are not reasonably expected to be accretive within 12 months of issuance or which would otherwise have a material adverse impact on our general partner or its interest in us.

We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership interests (other than the issuance of common units upon exercise of the underwriters’ option to purchase additional common units, the issuance of common units in connection with a reset of our incentive distribution target levels or the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner’s interest in us will thus be reduced if we issue additional partnership interests in the future and our general partner does not elect to maintain its 2.0% general partner interest in us. Our general partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar pre-emptive rights to acquire additional common units or other partnership interests.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of our general partner’s right to purchase outstanding partnership interests, a holder of partnership interests may have the holder’s partnership interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Disposition of Units.”

Summary of our Partnership Agreement

A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement and the rights and privileges of our unitholders is included in our registration statement on Form 8-A, filed with the SEC on April 5, 2013, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information.”

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•	We are subject to restrictions on distributions under our financing agreements. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to our unitholders, notwithstanding our stated cash distribution policy.

•	We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our partnership agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•	Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders. After the subordination period has ended, our partnership agreement can be amended with the approval of a majority of the outstanding common units.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

•	Under Section 51 of the Marshall Islands Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities, other than liabilities to partners on account of their partnership interest and liabilities for which the recourse of creditors is limited to specified property of ours, to exceed the fair value of our assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in our assets only to the extent that the fair value of that property exceeds that liability.

•	We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

Our ability to make cash distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and Norway and other laws and regulations.

Distributions of Available Cash

General

Within 45 days after the end of each quarter, we distribute all of our available cash (defined below) to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our board of directors and our subsidiaries to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	comply with applicable law, any of our debt instruments or other agreements; and/or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Minimum Quarterly Distribution

Common unitholders are entitled under our partnership agreement to receive a quarterly distribution of $0.375 per unit, or $1.50 per unit per year, prior to any distribution on the subordinated units to the extent we have sufficient cash on hand to pay the distribution, after establishment of cash reserves and payment of fees and expenses. There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We are prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our financing arrangements.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either “Operating Surplus and Capital Surplus” or “Operating Surplus and Capital Surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$17.0 million; plus

•	all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own, provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions and (5) corporate reorganizations or restructurings; plus

•	working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a vessel) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•	interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•	all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own); less

•	the amount of cash reserves (including our proportionate share of cash reserves for certain subsidiaries we do not wholly own) established by our board of directors to provide funds for future operating expenditures; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

•	all working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own) not repaid within 12 months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $17.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its specified termination date be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions; or

•	distributions to partners.

Capital Expenditures

For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of or the revenue generated by our capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. In our partnership agreement, we refer to these maintenance and replacement capital expenditures as “maintenance capital expenditures.” To the extent, however, that capital expenditures associated with acquiring a new vessel or improving an existing vessel increase the revenues or the operating capacity of our fleet, such capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with drydocking, modifying an existing vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a replacement vessel and paid in respect of the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and available cash for distribution to our unitholders, than if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;

•	it may be difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to KNOT; and

•	it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent KNOT from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $17.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period (as defined below), the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.375 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after March 31, 2016, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the 2.0% general partner interest during those periods; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our general partner without cause, the subordination period may end before March 31, 2016.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive, non-overlapping four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above); less

•	the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own) with respect to that period; less

•	the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period; plus

•	the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own) with respect to that period; plus

•	the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of Our General Partner on the Subordination Period

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and the holder of incentive distribution rights will have the right to convert such incentive distribution rights into common units or to receive cash in exchange for such interest or rights.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

Our partnership agreement provides that our general partner is currently entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. KNOT currently holds our incentive distribution rights. Our incentive distribution rights may be transferred separately from any other interest, subject to restrictions in our partnership agreement. Except for transfers of our incentive distribution rights to an affiliate or another entity as part of a merger or consolidation with or into, or sale of substantially all of the assets to, such affiliate or entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of our incentive distribution rights to a third party prior to March 31, 2018. Any transfer by KNOT of our incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.43125 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of our incentive distribution rights, pro rata, until each unitholder receives a total of $0.46875 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of our incentive distribution rights pro rata, until each unitholder receives a total of $0.5625 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of our incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among our unitholders, our general partner and the holders of our incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our unitholders, our general partner and the holders of our incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for our unitholders, our general partner and the holders of our incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distributions that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2.0% general partner interest only and assume that our general partner has contributed any capital necessary to maintain its 2.0% general partner interest.

		Marginal Percentage Interest in Distributions		Holders of Incentive Distribution Rights
	Total Quarterly Distribution Target	Unitholders	General Partner
Minimum Quarterly Distribution	$0.375	98.0%	2.0%	0%
First Target Distribution	up to $0.43125	98.0%	2.0%	0%
Second Target Distribution	above $0.43125 up to $0.46875	85.0%	2.0%	13.0%
Third Target Distribution	above $0.46875 up to $0.5625	75.0%	2.0%	23.0%
Thereafter	above $0.5625	50.0%	2.0%	48.0%

Right to Reset Incentive Distribution Levels

KNOT, as the initial holder of all of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distributions based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which our incentive distributions to KNOT would be set. KNOT’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which our incentive distributions payable to KNOT are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of our incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the target distribution levels KNOT and its affiliates are not the holders of a majority of our incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our board of directors that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that KNOT would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distributions being made to KNOT.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by KNOT of incentive distributions based on the target distributions prior to the reset, KNOT will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to our incentive distribution rights received by KNOT for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. We will also issue an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the additional common units.

The number of common units that KNOT would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by KNOT in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•	second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of our incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for that quarter;

•	third, 75.0% to all unitholders, pro rata, 2.0% to our general partner, and 23.0% to the holders of our incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for that quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of our incentive distribution rights, pro rata.

Assuming that it continues to hold a majority of our incentive distribution rights, KNOT will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of our incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of our incentive distribution rights are entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for KNOT to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions 50.0% to the holders of units, 2.0% to our general partner and 48.0% to the holders of our incentive distribution rights (currently, KNOT). The 2.0% interests shown for our general partner assumes that our general partner maintains its 2.0% general partner interest.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (the “current market price”) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

•	second, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of our incentive distribution rights and 2.0% to our general partner.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of our incentive distribution rights and 2.0% to our general partner.

The immediately preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

DESCRIPTION OF THE OTHER CLASSES OF UNITS

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and other equity securities for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our unitholders. As of May 15, 2014, no classes of limited partner interests were outstanding other than the common units and the subordinated units.

Should we offer other classes of units under this prospectus, a prospectus supplement relating to the particular class or series of units offered will include the specific terms of those units, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the units and the maximum number of units to constitute the class or series;

•	the number of units to be offered;

•	the public offering price at which the units will be issued;

•	any sinking fund provisions of the units;

•	the voting rights, if any, of the units;

•	the distribution rights of the units, if any;

•	whether the units will be redeemable and, if so, the price and the terms and conditions on which the units may be redeemed, including the time during which the units may be redeemed and any accumulated distributions thereof, if any, that the holders of the units will be entitled to receive upon the redemption thereof;

•	the terms and conditions, if any, on which the units will be convertible into, or exchangeable for, the units of any other class or series of units representing limited partner interests, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus), if any, regarding the units; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the units.

The particular terms of any class or series of units will also be described in the amendment to the operating agreement relating to that class or series of units, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such class or series of units.

Such units will be fully paid and non-assessable when issued upon full payment of the purchase price therefor. The transfer agent, registrar, and distributions disbursement agent for the units will be designated in the applicable prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

When used in this section, the terms “we,” “us,” “our” and “issuer” refer to KNOT Offshore Partners LP.

The following is a description of the terms of the debt securities, which may be either senior debt securities or subordinated debt securities, and which we collectively refer to as the debt securities. The descriptions below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations, as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities.

If we offer senior debt securities, we will issue them under a senior indenture. If we offer subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures (which may be existing indentures) between us and a trustee that we will name in the related prospectus supplement.

The term “Trustee” as used in this prospectus shall refer to the trustee under either of the above indentures. The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Specific Terms of Each Series of Debt Securities

The indenture does not limit the total amount of debt securities that may be issued. Debt securities under the indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either a supplemental indenture or a resolution of our board of directors and an accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	whether the debt securities are senior or subordinated debt securities and, if subordinated debt securities, the specific subordination provision applicable thereto;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are secured or unsecured;

•	the form and title of the debt securities;

•	the total principal amount of the debt securities and any limit on such total principal amount;

•	the price at which we will issue the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	whether the debt securities are convertible into or exchangeable for other securities and the conversion or exchange rate and other related terms, conditions and features.

•	any sinking fund or analogous provision, or option of the holder thereof, that would obligate us to repurchase, repay or otherwise redeem the debt securities, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which such debt securities will be repurchased, repaid or redeemed;

•	whether the debt securities are entitled to the benefits of any guarantees by subsidiary guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	deletions from, modifications of or additions to the events of default or covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein; and

•	any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Interest payments may be made by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder, by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds paid to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to the issuer and the holders of the debt securities must look only to the issuer for payment after that time.

Covenants

Reports

The indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, KNOT Offshore Partners will:

•	for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to its unitholders pursuant to the Exchange Act, file with the Trustee any annual report or other reports sent to unitholders generally.

A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by the issuer to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series; or

•	certain events of bankruptcy, insolvency or reorganization of the issuer.

Exercise of Remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25.0% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of at least 25.0% in principal amount of the outstanding debt securities of that series notify us of the default and such default is not cured within 60 days after receipt of such notice.

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25.0% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

The issuer may amend the indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of our obligations under the indenture;

•	add guarantors with respect to the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

In addition, the issuer may amend the indenture if the holders of a majority in aggregate principal amount of all debt securities of each series that would be affected then outstanding under the indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in any currency other than U.S. dollars;

•	in the case of any subordinated debt security, make any change to the subordination provisions that adversely affects the rights of any holder under such provisions;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change to the amendment provisions which require each holder’s consent;

•	in the case of any subordinated debt security, make any change to the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of KNOT Offshore Partners; or

•	make any change to the waiver provisions.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by the issuer with certain restrictive provisions of the indenture; and

•	any past default under the indenture, subject to certain rights of the Trustee under the indenture;

except that such majority of holders may not waive a default: (i) in the payment of principal, premium or interest or (ii) in respect of a provision that under the indenture cannot be amended without, in the case of either (i) or (ii), the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, the issuer may terminate, with respect to debt securities of a particular series, all of its obligations under such series of debt securities and the indenture, which we call a “legal defeasance.” If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.

If the issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth or fifth bullet points under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, the issuer must:

•	irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service, or IRS, or other change in applicable federal income tax law.

No Personal Liability

None of the past, present or future partners, incorporators, managers, members, directors, officers, employees or unitholders of the issuer or our general partner will have any liability for the obligations of the issuer under either indenture or the debt securities or for any claim based on such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of KNOT Offshore Partners. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•	we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of KNOT Offshore Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•	any other default on any Senior Indebtedness of KNOT Offshore Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that KNOT Offshore Partners may incur, unless otherwise indicated in the applicable prospectus supplement.

Book Entry, Delivery and Form

A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York (“DTC”) will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the NYSE and the Financial Industry Regulatory Authority (“FINRA”). The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•	the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of the decision.

The Trustee

A separate trustee may be appointed for any series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to current and prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein. Statements contained herein that “we believe,” “we expect” or similar phrases are not legal conclusions or opinions of counsel.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”), and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to KNOT Offshore Partners LP.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our current and prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any U.S. federal, state, local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each current and prospective unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10.0% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to Passive Foreign Investment Companies (“PFICs”), any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends-received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (1) our common units are readily tradable on an established securities market in the United States (such as the NYSE, on which our common units are traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—PFIC Status and Significant Tax Consequences”); (3) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Because of the uncertainty of these matters, including whether we are or will be a PFIC, there is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (1) “net investment income” or (2) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders should consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we are treated as a PFIC with respect to a U.S. Holder if either:

•	at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) in any taxable year in which the holder held our units consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•	at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during any taxable year in which the holder held our units produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current methods of operation and an opinion of counsel, we believe that we were not a PFIC for our 2013 taxable year. We have received an opinion of our U.S. counsel, Vinson & Elkins L.L.P., in support of this position that concludes that the income our subsidiaries earn from our present time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC and that we should not be a PFIC for our 2013 taxable year. In addition, we expect that more than 25.0% of our gross income for our current taxable year and each future year will arise from such or similar time-chartering activities, and more than 50.0% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, we expect that we should not be a PFIC for our current or any future taxable year.

Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a “foreign sales corporation” provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. The IRS has announced its nonacquiescence with the Fifth Circuit’s holding in Tidewater and its position that the marine time charter agreements at issue in Tidewater should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time-chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to our current or any future taxable year, we cannot assure unitholders that the nature of our operations will not change and that we will not become a PFIC in our current or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC over the subsequent taxable years), a U.S. Holder should be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder would be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (an “Electing Holder”), then, for U.S. federal income tax purposes, that Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If, contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS

Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. The mark-to-market election generally will not be available with respect to subsidiaries. Accordingly, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, the mark-to-market election generally will not be available with respect to such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (a “Non-Electing Holder”) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a

U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the U.S., such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed or they meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding the reporting obligations, if any, that would result from the purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to KNOT Offshore Partners LP.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson, Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

Norwegian Tax Consequences

The following discussion is based upon the opinion of Advokatfirmaet Thommessen AS, our counsel as to taxation matters under the laws of the Kingdom of Norway that may be relevant to current and prospective unitholders who are persons not resident in Norway for taxation purposes (“Non-Norwegian Holders”).

The discussion that follows is based upon existing Norwegian legislation and current Norwegian Tax Administration practice as of the date of this prospectus. Changes in these authorities may cause the tax consequences to vary substantially from the consequences of unit ownership described below.

Current and prospective unitholders who are resident in Norway for taxation purposes are urged to consult their own tax advisors regarding the potential Norwegian tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of Norway will be treated as resident in Norway in the event its central management and control is carried out in Norway.

Taxation of Non-Norwegian Holders

Under the Tax Act on Income and Wealth, Non-Norwegian Holders will not be subject to any taxes in Norway on income or profits in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	we are not treated as carrying on business in Norway; and

•	either of the following conditions is met:

•	if such holders are resident in a country that does not have an income tax treaty with Norway, such holders are not engaged in a Norwegian trade or business to which the common units are effectively connected; or

•	if such holders are resident in a country that has an income tax treaty with Norway, such holders do not have a permanent establishment in Norway to which the common units are effectively connected.

A Non-Norwegian Holder that carries on a business in Norway through a partnership is subject to Norwegian tax on income derived from the business if managed from Norway or carried on by the Partnership in Norway.

While we expect to conduct our affairs in such a manner that our business will not be treated as managed from or carried on in Norway at any time in the future, this determination is dependent upon the facts existing at such time, including (but not limited to) the place where our board of directors meets and the place where our management makes decisions or takes certain actions affecting our business. Our Norwegian tax counsel has advised us regarding certain measures we can take to limit the risk that our business may be treated as managed from or carried on in Norway and has concluded that, provided we adopt these measures and otherwise conduct our affairs in a manner consistent with our Norwegian tax counsel’s advice, which we intend to do, our business should not be treated as managed from or carried on in Norway for taxation purposes, and consequently, Non-Norwegian Holders should not be subject to tax in Norway solely by reason of the acquisition, holding, disposition or redemption of their common units. Nonetheless, there is no legal authority addressing our specific circumstances, and conclusions in this area remain matters of interpretation. Thus, it is possible that the Norwegian taxation authority could challenge, or a court could disagree with, our position.

While we do not expect it to be the case, if the arrangements we propose to enter into result in our being considered to carry on business in Norway for the purposes of the Tax Act on Income and Wealth, unitholders would be considered to be carrying on business in Norway and would be required to file tax returns with the Norwegian Tax Administration and, subject to any relief provided in any relevant double taxation treaty (including, in the case of holders resident in the United States, the U.S.-Norway Tax Treaty), would be subject to taxation in Norway on any income considered to be attributable to the business carried on in Norway.

United Kingdom Tax Consequences

The following is a discussion of the material United Kingdom tax consequences that may be relevant to current and prospective unitholders who are persons not resident, not ordinarily resident and not domiciled in the United Kingdom for taxation purposes and who do not acquire their units as part of a trade, profession or vocation carried on in the United Kingdom (“Non-UK Holders”).

Current and prospective unitholders who are resident, ordinarily resident or domiciled in the United Kingdom for taxation purposes, or who hold their units through a trade, profession or vocation in the United Kingdom are urged to consult their own tax advisors regarding the potential United Kingdom tax consequences to them of an investment in our common units and are responsible for filing their own UK tax returns and paying any applicable UK taxes (which may be due on amounts received by us but not distributed). The discussion that follows is based upon current United Kingdom tax law and what is understood to be the current practice of HMRC as at the date of this document, both of which are subject to change, possibly with retrospective effect.

Taxation of income and disposals. We expect to conduct our affairs so that Non-UK Holders should not be subject to United Kingdom income tax, capital gains tax or corporation tax on income or gains arising from the Partnership. Distributions may be made to Non-UK Holders without withholding or deduction for or on account of United Kingdom income tax.

Stamp taxes. No liability to United Kingdom stamp duty or stamp duty reserve tax should arise in connection with the issue of units to unitholders or the transfer of units in the Partnership.

EACH CURRENT AND PROSPECTIVE UNITHOLDER IS URGED TO CONSULT ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER ITS PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of the above methods of sale.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	in the case of debt securities, the interest rate, maturity and any redemption provisions;

•	in the case of debt securities that are convertible into or exchangeable for other securities, the conversion or exchange rate and other terms, conditions and features; and

•	any securities exchanges on which the securities may be listed.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific civil liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

In compliance with the guidelines of FINRA, the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the internet, to sell offered securities directly.

We may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us, our directors or officers, our general partner or our subsidiaries or to realize against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, to accept service of process on our behalf in any such action.

Watson, Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner, or the directors or officers of such entities judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or such directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, (a) the validity of the equity securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams LLP and (b) the validity of the debt securities under New York law and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The financial statements in our annual report on Form 20-F for the fiscal year ended December 31, 2013 have been incorporated by reference into this prospectus in reliance on the report of Ernst & Young AS, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Knutsen Shuttle Tankers 13 AS as of December 31, 2012 and for the year then ended incorporated into this prospectus by reference to KNOT Offshore Partners LP’s Current Report on Form 6-K dated May 15, 2014 have been so incorporated in reliance on the report of Ernst & Young AS, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young AS is located at Thormøhlens Gate 53D, 5006 Bergen, Norway.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee and the FINRA fee.

U.S. Securities and Exchange Commission registration fee		$96,600
Financial Industry Regulatory Authority filing fee		113,000
New York Stock Exchange listing fee			*
Legal fees and expenses			*
Accounting fees and expenses			*
Printing and engraving costs			*
Transfer agent fees and other			*
Miscellaneous			*
Total	$		*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

KNOT Offshore Partners LP

4,600,000 Common Units

Representing Limited Partner Interests

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Citigroup

Barclays

Raymond James

RBC Capital Markets

UBS Investment Bank

Wells Fargo Securities

ABN AMRO

DNB Markets

June 24, 2014